EXHIBIT 10.1
November 12, 2007
Mr. Thomas Hamilton
HOME ADDRESS APPEARS IN ORIGINAL
Dear Tom;
     Thank you for agreeing to serve as a non-executive Director of Wood Asset Management (WAM). This letter sets out the basis of your remuneration and responsibilities.
     You will be paid a service fee of $3000 per month, effective lst November 2007, plus business expenses. You will be responsible for all taxes due on this amount. This fee is subject to review from time to time and at least on an annual basis.
     In addition to your attendance at board meetings, we will value your specific advice in the following areas:
•	the administrative activities of WAM, including trading and operations;

•	the development of WAM’s HNW business; and

•	the development of WAM’s WRAP activities.
     We expect that you will spend approximately two days a week on WAM related activities.
     We look forward to working with you.

Yours Sincerely,
/s/ John Sauickie
John Sauickie,
Chairman